As filed with the Securities and Exchange Commission on November 21, 2018
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
CAPITAL BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-2083046
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2275 Research Boulevard, Suite 600 Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

HCNB Bancorp, Inc. 2002 Stock Option Plan
Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan
(Full Title of the Plans)

Edward F. Barry Chief Executive Officer Capital Bancorp, Inc. 2275 Research Boulevard, Suite 600 Rockville, MD 20850 (301) 468-8848	Copies to: Kevin M. Houlihan, Esq. William H. Levay, Esq. Holland & Knight LLP 800 17th Street, Suite 1100 Washington, D.C. 20006 (202) 955-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum offering price	Amount of Registration Fee
Common Stock, $0.01 par value per share	951,360 (2)	7.09 (4)	$6,745,142	$817.51
Common Stock, $0.01 par value per share	1,211,300 (3)	12.52 (5)	$15,165,476	$1,838.06

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the HCNB Bancorp, Inc. 2002 Stock Option Plan (the “2002 Plan”) and the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan (the “2017 Plan” and, together with the 2002 Plan, the “Plans”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of Capital Bancorp, Inc. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)	Represents the shares of Common Stock which may be issued upon the exercise of stock options to purchase shares of common stock granted under the 2002 Plan.
(3)
Represents the shares of Common Stock which may be distributed upon the vesting of restricted stock, restricted stock units or stock appreciation rights granted under the 2017 Plan, or which may be issued upon the exercise of stock options to purchase shares of Common Stock granted under the 2017 Plan.

(4)
This calculation is made solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) on the basis of $7.09 per share, which is the weighted average exercise price of the outstanding options under the 2002 Plan.

(5)
This calculation is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based upon a price of $12.52 per share, which is the average of the high and low prices of shares of Common Stock on the Nasdaq Global Select Market on November 16, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information
The documents containing the information for each of the HCNB Bancorp, Inc. 2002 Stock Option Plan (the “2002 Plan”) and the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan (the “2017 Plan” and, together with the 2002 Plan, the “Plans”) specified by Part I of this Registration Statement will be sent or given to participants in the Plans specified by Rule 428(b)(1) of the Securities Act. These documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act in reliance on Rule 428 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed or to be filed by Capital Bancorp, Inc. (the “Registrant” or the “Company”) with the SEC are incorporated by reference in this Registration Statement:

(a)
The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on September 26, 2018, relating to the registration statement on Form S-1, as amended (File No. 333-227172), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)
The description of the Registrant’s common stock contained in the Registrant’s Form 8-A (File No. 001-38671), as filed with the SEC on September 21, 2018, including any amendments or reports filed for the purpose of updating such description;

All documents filed by the Registrant, where applicable, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1935, as amended (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02, 7.01 and 9.01 of Form 8-K), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)	the act or omission of the director was material to the matter giving rise to such proceeding and

(A)	was committed in bad faith or

(B)	was the result of active and deliberate dishonesty;

(2)	the director actually received an improper personal benefit in money, property, or services; or

(3)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.
Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.
In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.
The Maryland General Corporation Law also permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)
a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Company has provided for indemnification of directors, officers, employees and agents in Article Seventh of its Amended and Restated Articles of Incorporation (the “Charter”). This provision of the Charter reads as follows:
(A)    Personal Liability of Directors. A director of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director except to the extent that by law a director's liability for monetary damages may not be limited.
(B)    Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permissible under Maryland law.
(C)    Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding described in Section B of this Article VI may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.
(D)    Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
(E)    Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article VI.
(F)    Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.
The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

(1)	the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)
a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Corporation has limited the liability of its directors and officers for money damages in Article Seventh of the Charter as noted above.
As permitted under Section 2-418(k) of the Maryland General Corporation Law, the Corporation has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Corporation would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.
Item 7. Exemption From Registration Claimed.
None.
Item 8. Exhibits.
The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

Exhibit
Number	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Form S-1 Registration Statement filed with the SEC on August 31, 2018) (File No. 333-227172)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form S-1 Registration Statement filed with the SEC on August 31, 2018) (File No. 333-227172)

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)
5.1	Opinion of Holland & Knight LLP with respect to the legality of the securities being registered
10.1	HCNB Bancorp, Inc. 2002 Stock Option Plan

10.2	Form of Incentive Stock Option Award Agreement under the HCNB Bancorp, Inc. 2002 Stock Option Plan

10.3	Form of Non-Incentive Stock Option Award Agreement under the HCNB Bancorp, Inc. 2002 Stock Option Plan

10.4
Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of the Company’s Form S-1 Registration Statement filed with the SEC on August 31, 2018) (File No. 333-227172)

10.5
Form of Restricted Stock Award Agreement under the Capital Bancorp, Inc. 2017 Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)

10.6
Form of Restricted Stock Unit Award Agreement under the Capital Bancorp, Inc. Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)

10.7
Form of Incentive Stock Option Award Agreement under the Capital Bancorp, Inc. Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.4 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)

10.8
Form of Non-Qualified Stock Option Award Agreement under the Capital Bancorp, Inc. Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.5 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)

10.9
Form of Stock Appreciation Right Award Agreement under the Capital Bancorp, Inc. Stock and Incentive Compensation Plan (incorporated by reference to Exhibit 10.6 of the Company’s Form S-1 Registration Statement filed with the SEC on September 17, 2018) (File No. 333-227172)

23.1	Consent of Holland & Knight LLP (contained in their opinion, which is filed as Exhibit 5.1)
23.2	Consent of Elliott Davis, LLC
24.1
Power of Attorney (contained in the signature page hereto) (incorporated by reference to Exhibit 24.1 of the Company’s Form S-1 Registration Statement filed with the SEC on August 31, 2018) (File No. 333-227172)

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(2)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Capital Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rockville, State of Maryland, on November 21, 2018.

CAPITAL BANCORP, INC.:
By:	/s/ Edward F. Barry
Edward F. Barry
Chief Executive Officer

We, the undersigned directors and officers of Capital Bancorp, Inc. (the “Registrant”) hereby severally constitute and appoint Edward F. Barry with full power of substitution, our true and lawful attorney-in-fact and agents, to do any and all things in our names in the capacities indicated below which said Edward F. Barry may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 of the Registrant, including specifically but not limited to, power and authority to sign for us in our named in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Edward F. Barry share lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Date	Signature	Date
/s/ Edward F. Barry	November 21, 2018	/s/ Alan W. Jackson	November 21, 2018
Edward F. Barry, Chief Executive Officer and Director		Alan W. Jackson, Executive Vice President and Chief Financial Officer

/s/ Stephen N. Ashman	November 21, 2018	/s/ Scot R. Browning	November 21, 2018
Stephen N. Ashman, Chairman of the Board of Directors		Scot R. Browning, Director

/s/ Joshua Bernstein	November 21, 2018	/s/ Michael Burke	November 21, 2018
Joshua Bernstein, Director		Michael Burke, Director

/s/ Randall J. Levitt	November 21, 2018	/s/ Deborah Ratner Salzberg	November 21, 2018
Randall J. Levitt, Director		Deborah Ratner Salzberg, Director

/s/ Steven J. Schwartz	November 21, 2018	/s/ James F. Whalen	November 21, 2018
Steven J. Schwartz, Director		James F. Whalen, Director